Schroder Investment Management North America Inc.
875 Third Avenue, New York, NY 10022-6225

August 17, 2006

Schroder Series Trust
875 Third Avenue (22nd Floor)
New York, New York 10022

Re: Fee Waivers and Expense Reimbursements

Dear Ladies and Gentlemen:

This is to inform you that we hereby agree, until August 30, 2007, to reduce the compensation we are entitled to receive as investment adviser of Schroder Total
Return Fixed Income Fund (and, if necessary, to pay other Fund expenses) to the extent that the Fund's total operating expenses (other than interest, taxes, and extraordinary expenses) attributable to its Investor Shares and Advisor Shares exceed the following annual rates:

SCHRODER SERIES TRUST

                                               Investor Shares   Advisor Shares
                                              ----------------- ----------------

   Schroder Total Return Fixed Income Fund         0.40%               0.65%

Sincerely,

Schroder Investment Management
North America Inc.

By: /s/ Carin F. Muhlbaum
    -------------------------------------
Name:  Carin F. Muhlbaum
Title: EVP